Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is dated as of February 21, 2020, by and between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and James L. McCulloch (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated October 25, 2010 as amended effective April 12, 2012 (the “Employment Agreement”); and

WHEREAS, Executive has expressed his desire to retire from employment with the Company and its affiliates and subsidiaries under certain terms herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

1.Resignation from Employment. As of March 1, 2020 (the “Retirement Date”), Executive hereby resigns from employment with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish such resignation.
2.    Termination of Benefits.
(a)    Benefits. Executive shall be entitled to any benefits accrued through the Retirement Date under any of the Company’s employee benefit plans, programs or arrangements which amount shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements.
(b)    Treatment of Equity Awards. With respect to any awards related to the Company’s common stock under the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, as amended and restated, or any predecessor plan, (i) Executive’s termination of employment shall not result in any further vesting rights with respect to such awards, (ii) such awards held by Executive that are outstanding and unvested or unexercised as of the Retirement Date shall be forfeited immediately after the Retirement Date, and (iii) for purposes of clarity, Executive’s

Exhibit 10.1

termination of employment on the Retirement Date shall not constitute a “Retirement” for purpose of such plan or awards.
(c)    No Other Benefits. Except as specified in this Agreement, Executive shall not be entitled to any severance payments and, subsequent to the Retirement Date, Executive shall not be eligible to receive grants of any new awards under any long-term incentive plan or management incentive plan of the Company or any other benefits under any other plan or arrangement of the Company.
3.    Post-Employment Release. Executive acknowledges that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled, and, in exchange for the same, the Company requires the binding execution by Executive (without revocation) of the Waiver and Release attached hereto as Exhibit A (the “Waiver and Release”), which must be executed and returned during the period beginning on the Retirement Date and ending on the fiftieth (50th) day after the Retirement Date, which Executive hereby agrees provides him with at least 21 calendar days to consider whether to sign and return the Waiver and Release to the Company. Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company an executed and irrevocable Waiver and Release on or before the fiftieth (50th) day after the Retirement Date, the Company shall have no further obligations to Executive pursuant to this Agreement.
4.    Consulting Services.
(a)    Engagement; Retirement Date. The Company agrees to engage Executive for the provision of consulting and advisory services, and Executive agrees to provide such services to the Company, pursuant to the terms of this Agreement beginning as of the Retirement Date and continuing for the period of time set forth in Section 5 of this Agreement, subject to the terms and conditions set forth herein.
(b)    Consulting Services. Executive agrees to devote such time and efforts as may be required to perform, and to perform diligently and to the best of his abilities, such consulting and advisory services, including executive mentoring, as requested by the Company’s Chief Executive Officer and such other services as the parties may mutually agree upon from time to time (the “Consulting Services”).
(c)    Independent Contractor. Executive shall not be an employee of the Company during the Consulting Term, but shall act in the capacity of an independent contractor. Executive shall act solely in a consulting capacity hereunder and shall not have authority to act for the Company or its affiliates or to give instructions or orders on behalf of the Company or its affiliates or otherwise to make commitments for or on behalf of the Company or its affiliates. The Company shall not exercise control over the detail, manner or methods of the performance of the services by Executive during the Consulting Term.
5.    Consulting Term and Termination

Exhibit 10.1

(a)    Consulting Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to engage Executive beginning on the Retirement Date and ending on the date that is 12 months later after the Retirement Date (the “Consulting Term”).
(b)    Termination. Either party may terminate this Agreement, and the Consulting Services and Consulting Term, for Cause upon written notice with the opportunity to cure within five days. “Cause” shall mean, in the case of Executive, the failure to perform the Consulting Services upon reasonable request by the Company and, in the case of the Company, the failure to pay Executive the Consulting Fee or expenses.
6.    Compensation and Benefits
(a)    Compensation. During the Consulting Term, Executive shall be entitled to compensation for his services in the amount of $10,000 per month (the “Consulting Fee”). The Consulting Fee shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
(b)    Separation Payment. Subject to the Executive’s compliance with Section 3, Executive shall be entitled to a separation payment in the amount of $175,000, which will be paid on the date that is 60 days after the Retirement Date.
(c)    Continuation of Health Benefits. Executive and Executive’s spouse and eligible dependents, if any, shall be entitled to continue to participate in the Company’s group health plans at a cost to Executive no more than that applicable to the Company’s active senior executive employees through February 2021. Beginning March 2021, Executive may elect to begin continuation coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at his sole cost and expense.
(d)    Expenses. Executive shall be reimbursed directly by the Company for all unanticipated, extraordinary out of pocket expenses incurred in connection with performing services and that are approved in advance by the Supervisors. For all expenses, Executive shall furnish to his Supervisors detailed statements, receipts and vouchers to verify the expenses, and shall submit the expenses on a monthly basis. Such expenses will be paid within sixty days of their submission to the Supervisors.
(e)    Benefits; Responsibility for Taxes. During the Consulting Term, Executive shall not be entitled to participate in any employee benefit plan of the Company or its affiliates based on Executive’s role as an independent contractor, other than as specified in Section 6. (c) above. During the Consulting Term, Executive shall be solely responsible for, and shall pay all social security, federal income taxes, unemployment insurance, worker’s compensation insurance, pensions, annuities or other liabilities or taxes incurred by or on behalf or for the benefit of Executive arising out of the performance by Executive of his obligations under this Agreement.

Exhibit 10.1

7.    Restrictive Covenants. Executive reaffirms and agrees to the restrictive covenants contained in the Employment Agreement, which, as excerpted from the Employment Agreement, are attached hereto as Exhibit B, and acknowledges and agrees that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled in consideration for Executive’s compliance with such restrictive covenants.
(a)    Nondisclosure. Executive reaffirms the agreement originally set forth in Article V of the Employment Agreement regarding nondisclosure of confidential information or work product and return of property of the Company, in accordance with the terms of the Employment Agreement.
(b)    Non-Competition. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding the non-competition provisions of Article VIII of the Employment Agreement.
(c)    Non-Solicitation. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding the non-solicitation provisions of Article VIII of the Employment Agreement.
(d)    Statements Concerning the Company. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding statements concerning the Company as set forth in Article VI of the Employment Agreement.
(e)    Protected Rights. Nothing in this Agreement or the Employment Agreement prohibits or restricts Executive from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.    Indemnity. Company shall indemnify and hold harmless Executive to the same extent and on the same terms and conditions as afforded to its other employees serving on the board of directors of its subsidiaries.
9.    Dispute Resolution. All claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, claims relating to the validity, scope, and enforceability of this Section 8 and claims arising under any federal, state or local law regarding the terms and conditions of Executive’s engagement or prohibiting discrimination in engagement of contractors or governing the service provider relationship in any way) shall be submitted for final and binding arbitration in Houston, Texas in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and the parties shall each bear

Exhibit 10.1

half the costs of such arbitration. For the avoidance of doubt, the division of costs referenced in the previous sentence applies to the costs of the AAA only, and does not include attorney or expert fees or other fees or costs incurred by the parties. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute(s) of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party successfully seeking enforcement shall be entitled to recover from the other party all costs of such litigation including, but not limited to, reasonable attorneys’ fees and court costs. To the fullest extent permitted by law, all proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Notwithstanding the foregoing, Executive and the Company further acknowledge and agree that a court of competent jurisdiction residing in Houston, Texas shall have the power to maintain the status quo pending the arbitration of any dispute under this Section 8, and this Section 8 shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including, without limitation, any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Section 7 of this Agreement; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Section 8. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THIS SECTION 8.
10.    Miscellaneous.
(a)    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(b)    Submission to Jurisdiction. With respect to any claim or dispute related to or arising under this Agreement that is not subject to Section 9, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.
(c)    Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
(d)    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

Exhibit 10.1

(e)    Tax Withholding. The Company may withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
(f)    Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(g)    Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
(h)    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.
(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
(j)    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(k)    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.
(l)    Section 409A.
(i)    Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. Notwithstanding the

Exhibit 10.1

foregoing, Executive acknowledges and agrees that any and all tax liabilities of Executive arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A.
(ii)    Separation from Service. Executive shall be considered to have terminated from employment when Executive incurs a “Separation from Service” under Section 409A. It is contemplated hereunder that the Retirement Date shall be Executive’s date of Separation from Service for purposes of any deferred compensation that is payable upon a Separation from Service within the meaning of Section 409A.
(iii)    Specified Employee. If Executive is identified by the Company as a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Retirement Date, any payment on account of a Separation from Service that is deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the date of such Separation from Service or (ii) such earlier date as complies with the requirements of Section 409A.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

FORUM ENERGY TECHNOLOGIES, INC.

By:/s/ C. Christopher Gaut                    Date:    February 25, 2020
Name: C. Christopher Gaut
Title: President and CEO

EXECUTIVE

/s/ James L. McCulloch                    Date:    February 25, 2020
James L. McCulloch

Exhibit 10.1

EXHIBIT A

RELEASE
This Release (this “Release”) constitutes the Waiver and Release referred to in that certain Retirement and Consulting Agreement (the “Agreement”) dated as of February __, 2020, by and between James L. McCulloch (“Executive”) and Forum Energy Technologies, Inc., a Delaware corporation (the “Company”).
1. General Release.
(a) For good and valuable consideration, including additional rights and privileges to which Executive would not otherwise be entitled, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).
(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or equity compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Agreement or any such stock option or other equity compensation agreement.
(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Release, (ii) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (iii) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (iv) any rights of Executive to benefits accrued under any plan or arrangement referenced in Section 2(a) of the Agreement, or (v) any rights under the Agreement.

Exhibit 10.1

(d) Nothing in this Release prohibits Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Release does not limit Executive’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this Release does not limit Executive’s right to receive an award for information provided to any government agencies. Further, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(e) This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(f) By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
2. Covenant Not to Sue; Executive’s Representation. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims, except to enforce any terms of the Agreement. Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. Executive expressly represents that, as of the date Executive executes this Release, Executive has been provided all leaves (paid and unpaid) and paid all wages and compensation owed to Executive by the Company Parties with the exception of all payments owed as a condition of Executive’s executing (and not revoking) this Release.
3. Acknowledgments. By executing and delivering this Release, Executive acknowledges that:

Exhibit 10.1

(a) Executive has carefully read this Release;
(b) Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;
(c) Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and
(d) Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release.
4. Revocation Right. Executive may revoke this Release within the seven day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Release is not effective, and no further consideration shall be provided to Executive, unless the expiration of the Release Revocation Period expires without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio.
Executed on this ____ day of _______, 2020.

James L. McCulloch

STATE OF ____________    §
COUNTY OF __________    §

BEFORE ME, the undersigned authority personally appeared James L. McCulloch, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___day of ________, 2020.

NOTARY PUBLIC in and for the
State of ____________

My Commission Expires:

Exhibit 10.1

Identification produced:

Exhibit 10.1

EXHIBIT B
EMPLOYMENT AGREEMENT EXCERPTS

ARTICLE V
PROTECTION OF INFORMATION
5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.
5.2 Disclosure to Executive. The Company shall disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and shall entrust Executive with business opportunities of the Company (or its affiliates); and shall place Executive in a position to develop business good will on behalf of the Company (or its affiliates).
5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates.

Exhibit 10.1

Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.
5.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

Exhibit 10.1

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
5.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.
ARTICLE VI
STATEMENTS CONCERNING THE COMPANY
6.1 Statements Concerning the Company. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
ARTICLE VIII
NON-COMPETITION AGREEMENT
8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

Exhibit 10.1

“Business” means (a) during the period of Executive’s employment by the Company, the design, manufacture and supply of products and services for the oil and gas industry provided by the Company and its subsidiaries during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the design, manufacture and supply of products and services for the oil and gas industry provided by the Company and its subsidiaries at the time of such termination of employment (or, if earlier, at the time immediately preceding the date upon which a Change in Control occurs) and other products and services that are functionally equivalent to the foregoing.
“Competing Business” means any business, individual, partnership, firm, corporation or other entity (other than an affiliate of the Company, L. E. Simmons & Associates, Inc. (“LESA”) and its affiliates, or another entity in which SCF-V, L.P., a Delaware limited partnership, SCF-VI, L.P., a Delaware limited partnership, and SCF-VII, L.P., a Delaware limited partnership, or any future limited partnership established by an affiliate of LESA has an ownership interest) which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its subsidiaries be deemed a Competing Business.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.
“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two years following the end of Executive’s employment with the Company.
“Restricted Area” means any geographical area within 100 miles in which the Company and its subsidiaries engage in the Business during the period during which Executive is employed hereunder, which such area includes, without limitation, the parishes in Louisiana set forth on Appendix C hereto.
8.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business

Exhibit 10.1

opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.
(a) Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area, as Executive expressly agrees that each of the foregoing activities would represent carrying on or engaging in a Competitive Business, as prohibited by this Section 8.2(a).
(b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, or recommend or refer to any person or entity (other than the Company or one of its affiliates) for engagement or employment any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person or entity who or which is a customer of any of such entities during the period during which Executive is employed by the Company.
(d) The restrictions contained in Section 8.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination. Further, notwithstanding the other provisions of this Section 8.2, within the State of Oklahoma, the restrictions of Sections 8.2 (a) and 8.2(c)(ii) shall be limited to preventing Executive from directly soliciting the sale of goods, services or a combination of goods and services from any established customer of the Company, as may exist from time-to-time.
(e) Before accepting employment with any other person or entity while employed by the Company or during the Prohibited Period, the Executive will inform such person or entity of the restrictions contained in this Article VIII.
8.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are

Exhibit 10.1

reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.
8.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.
8.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.